Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-34148) of First National Corporation and subsidiaries of our report dated January 26, 2006, relating to the consolidated balance sheets of First National Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2005, 2004 and 2003 which appears in the First National Corporation and subsidiaries’ 2005 Form 10-K.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 22, 2006

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